Exhibit 99.1

Kiniksa Pharmaceuticals Reports First Quarter 2026 Financial Results and Recent Portfolio Execution

– ARCALYST® (rilonacept) Q1 2026 net product revenue of $214.3 million, representing 56% year-over-year growth –

– ARCALYST 2026 expected net product revenue increased to $930 - $945 million –

– KPL-387 Phase 2 recurrent pericarditis data expected in 2H 2026; Phase 3 pivotal trial expected to initiate by year-end –

– Q1 2026 cash balance increased to $468.1 million –

– Conference call and webcast scheduled for 8:30 am ET today –

London – April 28, 2026 – Kiniksa Pharmaceuticals International, plc (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company developing and commercializing novel therapies for diseases with unmet need, with a focus on cardiovascular indications, today reported first quarter 2026 financial results and recent portfolio execution.

“Five years from launch, Kiniksa continues to deliver strong ARCALYST revenue growth, driven by expanding adoption of IL-1α and IL-1β inhibition for recurrent pericarditis. As the first quarter progressed, growth was observed in both new and repeat prescribers, providing momentum for our ARCALYST franchise for the rest of the year. Therefore, we have raised our 2026 ARCALYST net sales guidance to between $930 and $945 million from between $900 and $920 million,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “Within our clinical pipeline, Phase 2 data from the dose-focusing portion of the KPL-387 Phase 2/3 trial in recurrent pericarditis remain on track for the second half of 2026. Furthermore, we expect to initiate the Phase 3 pivotal trial by the end of this year.”

Portfolio Execution

ARCALYST (IL-1α and IL-1β cytokine trap)

●ARCALYST net product revenue was $214.3 million for the first quarter of 2026.
●Since launch, more than 4,550 prescribers have written ARCALYST prescriptions for recurrent pericarditis.

●	Average total duration of ARCALYST therapy in recurrent pericarditis continues to grow and is approaching 3 years, in line with the median duration of disease.

KPL-387 (monoclonal antibody IL-1 receptor antagonist)

●	Kiniksa is conducting a Phase 2/3 clinical trial of KPL-387 in recurrent pericarditis and expects data from the Phase 2 dose-focusing portion of the trial in the second half of 2026. The company also expects to initiate the Phase 3 pivotal portion by the end of 2026.
●	Kiniksa is conducting a supplemental Phase 2 Transition to KPL-387 Monotherapy Dosing & Administration Study evaluating the efficacy and safety of dosing regimens used to transition patients from standard therapies to KPL-387 monotherapy.

KPL-1161 (Fc-modified monoclonal antibody IL-1 receptor antagonist)

●	Kiniksa is conducting preclinical development activities with KPL-1161 with a target profile of quarterly subcutaneous (SC) dosing. The company expects to initiate a Phase 1 first-in-human clinical trial by the end of 2026.

Financial Results

●	Total revenue for the first quarter of 2026 was $214.3 million, compared to $137.8 million for the first quarter of 2025.
●	Total operating expenses for the first quarter of 2026 were $185.0 million, compared to $124.5 million for the first quarter of 2025, and comprised the following:
—	Cost of Goods Sold (COGS) expenses of $20.8 million, compared to $17.9 million for the first quarter of 2025. The increase in COGS expenses was primarily due to costs associated with increased sales of ARCALYST.
—	Collaboration expenses of $75.6 million, compared to $43.8 million for the first quarter of 2025. Collaboration expenses are driven primarily by ARCALYST collaboration profitability.
—	Research and Development (R&D) expenses of $27.5 million, compared to $19.3 million for the first quarter of 2025. The increase in R&D expenses was primarily due to increased clinical and manufacturing activity associated with the KPL-387 Phase 2/3 trial in recurrent pericarditis.
—	Selling, General, and Administrative (SG&A) expenses of $61.2 million, compared to $43.5 million for the first quarter of 2025. The increase in SG&A expenses was primarily due to investment associated with the commercialization of ARCALYST.
—	Total operating expenses for the first quarter of 2026 included $10.1 million in non-cash, share-based compensation expense, compared to $7.7 million for the first quarter of 2025.
●	Net income for the first quarter of 2026 was $22.6 million, compared to $8.5 million for the first quarter of 2025.

●	As of March 31, 2026, Kiniksa had $468.1 million of cash, cash equivalents, and short-term investments and no debt.

Financial Guidance

●	Kiniksa expects 2026 ARCALYST net product revenue of between $930 million and $945 million, compared to prior guidance of between $900 million and $920 million.
●	Kiniksa expects its current operating plan to remain cash flow positive on an annual basis.

Conference Call Information

●	Kiniksa will host a conference call and webcast at 8:30 a.m. Eastern Time on Tuesday, April 28, 2026, to discuss first quarter 2026 financial results and recent portfolio execution.
●	Individuals interested in participating in the call via telephone may register here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. To access the webcast, please visit the Investors and Media section of Kiniksa’s website. A replay of the event will also be available on Kiniksa’s website within approximately 48 hours after the event.

About Kiniksa

Kiniksa is a biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating diseases by discovering, acquiring, developing, and commercializing novel therapies for diseases with unmet need, with a focus on cardiovascular indications. Kiniksa’s portfolio of assets is based on strong biologic rationale or validated mechanisms and offers the potential for differentiation. For more information, please visit www.kiniksa.com.

About ARCALYST

ARCALYST is a weekly, subcutaneously injected recombinant dimeric fusion protein that blocks interleukin-1 alpha (IL-1α) and interleukin-1 beta (IL-1β) signaling. ARCALYST was discovered by Regeneron Pharmaceuticals, Inc. (Regeneron) and is approved by the U.S. Food and Drug Administration (FDA) for recurrent pericarditis, cryopyrin-associated periodic syndromes (CAPS), including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome, and deficiency of IL-1 receptor antagonist (DIRA). The FDA granted Breakthrough Therapy designation to ARCALYST for the treatment of recurrent pericarditis in 2019 and Orphan Drug exclusivity to ARCALYST in 2021 for the treatment of recurrent pericarditis and reduction in risk of recurrence in adults and pediatric patients 12 years and older. The European Commission granted Orphan Drug Designation to ARCALYST for the treatment of idiopathic pericarditis in 2021.

IMPORTANT SAFETY INFORMATION ABOUT ARCALYST

●	ARCALYST may affect your immune system and can lower the ability of your immune system to fight infections. Serious infections, including life-threatening infections and death, have happened in patients taking ARCALYST. If you have any signs of an infection, call your doctor right away. Treatment with ARCALYST should be stopped if you get a serious infection. You should not begin treatment with ARCALYST if you have an infection or have infections that keep coming back (chronic infection).
●	While taking ARCALYST, do not take other medicines that block interleukin-1, such as Kineret® (anakinra), or medicines that block tumor necrosis factor, such as Enbrel® (etanercept), Humira® (adalimumab), or Remicade® (infliximab), as this may increase your risk of getting a serious infection.
●	Talk with your doctor about your vaccine history. Ask your doctor whether you should receive any vaccines before you begin treatment with ARCALYST.
●	Medicines that affect the immune system may increase the risk of getting cancer.
●	Stop taking ARCALYST and call your doctor or get emergency care right away if you have any symptoms of an allergic reaction.
●	Your doctor will do blood tests to check for changes in your blood cholesterol and triglycerides.
●	Common side effects include injection-site reactions (which may include pain, redness, swelling, itching, bruising, lumps, inflammation, skin rash, blisters, warmth, and bleeding at the injection site), upper respiratory tract infections, joint and muscle aches, rash, ear infection, sore throat, and runny nose.

For more information about ARCALYST, talk to your doctor and see the Product Information.

About KPL-387

KPL-387 is an independently developed, investigational, fully human immunoglobulin G2 (IgG2) monoclonal antibody that binds human interleukin-1 receptor 1 (IL-1R1), inhibiting the signaling of the cytokines IL-1α and IL-1β. Kiniksa believes KPL-387 could expand the treatment options for recurrent pericarditis patients by potentially enabling dosing with a single monthly SC self-injection in a liquid formulation. In October 2025, the FDA granted Orphan Drug Designation to KPL-387 for the treatment of pericarditis.

About KPL-1161

KPL-1161 is an independently developed, investigational, Fc-modified IgG2 monoclonal antibody that binds IL-1R1, inhibiting the signaling of the cytokines IL-1α and IL-1β, with a target profile of quarterly SC dosing. Kiniksa is currently engaging in preclinical development activities for KPL-1161.

Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding: our expectation that ARCALYST 2026 net product revenue will be between $930 million and $945 million; our belief that data from our Phase 2 clinical trial of KPL-387 in recurrent pericarditis will be available in the second half of 2026; our expectation to initiate the Phase 3 pivotal portion of the Phase 2/3 clinical trial of KPL-387 in recurrent pericarditis by the end of 2026; our belief that the growth of new and repeat ARCALYST prescribers will provide momentum for our ARCALYST franchise for the rest of the year; our plan to initiate a Phase 1 first-in-human clinical trial of KPL-1161 by the end of 2026; our expectation that our current operating plan will remain cash flow positive on an annual basis; our target profile of quarterly subcutaneous dosing for KPL-1161; our beliefs about the mechanisms of our assets and potential impact of their approach; statements regarding our belief about the future of our commercial opportunities; and our belief that our portfolio of assets offers the potential for differentiation.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: delays or difficulty in enrollment of patients in, and activation or continuation of sites for, our clinical trials; delays or difficulty in completing our clinical trials as originally designed; potential for changes between final data and any preliminary, interim, top-line or other data from clinical trials; our inability to replicate results from our earlier clinical trials or studies; impact of additional data from us or other companies, including the potential for our data to produce negative, inconclusive or commercially uncompetitive results; our reliance on third parties to conduct research, clinical trials, and/or certain regulatory activities for our product candidates; complications in coordinating requirements, regulations and guidelines of regulatory authorities across jurisdictions for our clinical trials; potential undesirable side effects caused by our products and product candidates; our inability to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities; potential for applicable regulatory authorities to not accept our filings, delay or deny approval of any of our product candidates or require additional data or trials to support approval; our reliance on third parties as the sole source of supply of the drug substance and drug product used in our products and product candidates; raw material, important ancillary product and drug substance and/or drug product shortages; business development activities and their impact on our financial performance and strategy; changes in our operating plan, business development strategy or funding requirements; existing or new competition; current and future healthcare reforms, including those affecting the delivery of or payment for healthcare products and services; and the impact of global economic policy, including any uncertainty in national and international markets.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission, including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron Pharmaceuticals, Inc.

Every Second Counts! ®

Kiniksa Investor Contact

Jonathan Kirshenbaum

(781) 829-3949

jkirshenbaum@kiniksa.com

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC
SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenue:
Product revenue, net	$214,266	$137,785
License and collaboration revenue	—	—
Total revenue	214,266	137,785
Operating expenses:
Cost of goods sold	20,796	17,868
Collaboration expenses	75,577	43,790
Research and development	27,475	19,325
Selling, general and administrative	61,151	43,530
Total operating expenses	184,999	124,513
Income from operations	29,267	13,272
Other income, net	3,414	2,293
Income before income taxes	32,681	15,565
Provision for income taxes	(10,089)	(7,026)
Net income	$22,592	$8,539
Net income per share attributable to ordinary shareholders—basic	$0.30	$0.12
Net income per share attributable to ordinary shareholders—diluted	$0.27	$0.11
Weighted average ordinary shares outstanding—basic	76,516,535	72,647,121
Weighted average ordinary shares outstanding—diluted	82,409,703	76,145,617

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC
SELECTED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	As of
	March 31,	December 31,
	2026	2025

Cash, cash equivalents, and short-term investments	$ 468,093	$ 414,074
Working capital	437,561	387,993
Total assets	825,280	763,633
Accumulated deficit	(439,546)	(462,138)
Total shareholders' equity	605,687	567,606